Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Nautilus, Inc.

Wayne Bolio

360-859-2511

Nautilus Consolidates US Manufacturing and Distribution

Vancouver, Wash. – (July 24, 2008) – Nautilus, Inc. (NYSE: NLS) announces the consolidation of its US manufacturing and distribution facilities. Nautilus will close its Tulsa, Oklahoma facilities by the end of 2008 and transfer the manufacturing of their products, principally, to its facility in Independence, Virginia. The Company does not plan to eliminate any major product lines as a result of the consolidation. Nautilus distribution will be consolidated into its two centers located in Independence and Portland Oregon. The Company is in the process of determining the costs to be incurred for the consolidation and will disclose more information during their July 31, 2008 earnings conference call. “By streamlining these functions it supports our restructuring activity to provide better efficiency in our manufacturing processes and better service for our customers.” states Tim Joyce SVP/General Manager.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company has 1,100 employees and operations in Washington, Oregon, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. Website: www.nautilusinc.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including statements concerning product line continuation and the expected date for completion of transition of manufacturing. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.